WMS INDUSTRIES INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2005)

ARTICLE I

INTRODUCTION

1.1.  Name and Purpose. WMS Industries Inc. (the “Company”) established the WMS Industries Inc. Nonqualified Deferred Compensation Plan (the “Plan”), effective December 1, 2003, for the benefit of Eligible Employees. The Plan was amended and restated in its entirety effective as of December 9, 2004, to incorporate applicable provisions of the American Jobs Creation Act of 2004 and to clarify other administrative provisions. The Plan is hereby further amended and restated effective January 1, 2005, as set forth herein, to reflect the requirements of Code Section 409A and to make certain changes in the design of the Plan.

The purpose of the Plan is to provide Eligible Employees with the opportunity to defer compensation on a pre-tax basis and to receive Company Matching Credits. The Plan is intended to be a deferred compensation plan for a select group of management and highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Company intends that the Plan (and any grantor trust described in Article VI) shall be treated as unfunded for tax purposes and for purposes of Title I of ERISA. An Employer’s obligations hereunder, if any, to a Participant (or to a Participant’s Beneficiary) shall be unsecured and shall be a mere promise by the Company to make payments hereunder in the future. A Participant (or the Participant’s Beneficiary) shall be treated as a general, unsecured creditor of the Company. The Plan is not intended to be qualified under Section 401(a) of the Code.

1.2.  Effective Date and Plan Year. The Effective Date of the amended and restated Plan is January 1, 2005. The Plan will be administered on the basis of a Plan Year, which is the calendar year.

ARTICLE II

DEFINITIONS

2.1.  “Account” means the recordkeeping account maintained by the Committee to record a Participant’s accrued benefit under the Plan.

2.2.  “Accounting Date” means each date that the New York Stock Exchange is open for business.

2.3.  “Base Salary” means the base salary payable to a Participant during a calendar year.

2.4.  “Beneficiary” means any person or entity, or any combination thereof, who is named by the Participant in a Participation Agreement as his or her beneficiary to receive benefits under this Plan in the event of the Participant’s death, or in the absence of any such designation, the Participant’s estate. A Participant may amend his or her Participation Agreement to name a new Beneficiary at any time.

2.5.  “Board” means the Board of Directors of the Company.

2.6.  “Bonus” means any cash compensation, other than Base Salary, relating to services performed in a calendar year, whether or not paid in such calendar year or included in the Participant’s Federal Income Tax Form W-2 for such calendar year, payable to a Participant under any Employer’s bonus or cash incentive plan.

2.7.  “Cause” means that the Participant has engaged in an act of willful misconduct, gross negligence, fraud or moral turpitude, as determined by the Board in its sole discretion.

2.8.  “Change in Control” means that any of the following have occurred:

(i)	a complete dissolution or liquidation of the Company, or similar occurrence;

(ii)	the consummation of a merger, consolidation, acquisition, separation, reorganization, or similar occurrence, where WMS Industries Inc. is not the surviving entity;

(iii)	a transfer of substantially all of the assets of the Company or more than 80% of the outstanding common stock of WMS Industries Inc. in a single transaction; or

(iv)	the individuals who constitute the Board as of the effective date (as such term is defined in the WMS Industries Inc. 2005 Incentive Plan) or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who are either on the Board as of the effective date (as such term is defined in the WMS Industries Inc. 2005 Incentive Plan) or such successors, cease for any reason to constitute at least a majority of such Board.

Notwithstanding the foregoing definition of “Change in Control,” a Change in Control shall be deemed to have occurred only if the event giving rise to the Change in Control constitutes a “Change in Control Event ” within the meaning of proposed or final regulations issued by the Department of the Treasury with respect to Code Section 409A, or any revenue rulings, notices, or other guidance (including Internal Revenue Service Notice 2005-1) regarding Code Section 409A that are published in the Internal Revenue Bulletin.

2.9.  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.10.  “Committee” means the Plan Administration Committee.

2.11.  “Company” means WMS Industries Inc., a Delaware corporation, and its successors.

2.12.  “Company Matching Credits” means the matching credits credited to a Participant’s Account pursuant to Section 5.1.

2.13.  “Compensation” shall have the meaning set forth in the Qualified Plan.

2.14.  “Deferrals” means the portion of an Eligible Employee’s Base Salary and/or Bonus, if any, that he or she elects to defer under Article IV.

2.15.  “Deferral Election” means an election by an Eligible Employee to defer Bonus Salary and/or Bonus in accordance with the provisions of Article IV.

2.16.  “Earnings” means the amount of earnings or losses credited or debited to each Participant’s Account pursuant to Section 4.4 of the Plan.

2.17.  “Effective Date” means January 1, 2005.

2.18.  “Eligible Employee” means an Employee who has been selected to participate in the Plan in accordance with Section 3.1.

2.19.  “Employee” means a management or highly compensated employee of an Employer who is scheduled to receive Compensation of at least $200,000 during a Plan Year (assuming targeted bonuses are earned).

2.20.  “Employer” means the Company and any subsidiary or affiliate of the Company that, with the consent of the Company, adopts the Plan for the benefit of its Eligible Employees.

2.21.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

2.22.  “Key Employee” means an Employee as defined in Code Section 416(i) (without regard to Section 416(i)(5)). An Employee who meets the requirements to be a Key Employee at any time during a Plan Year shall be considered a “Key Employee” hereunder during the twelve-month period beginning on April 1 following such Plan Year.

2.23.  “Participant” means an Eligible Employee who has executed a Participation Agreement.

2.24.  “Participation Agreement” means the agreement executed by an Eligible Employee that includes provisions for the Eligible Employee’s Deferral Election, the Eligible Employee’s Beneficiary designation, and the Eligible Employee’s investment designation.

2.25.  “Plan Year” means the calendar year.

2.26.  “Qualified Plan” means the WMS Industries Inc. 401(k) Retirement Savings Plan for Non-Union Employees, or its successor.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1.  Eligibility. Members of the Company’s Executive Committee are automatically eligible to participate in the Plan. In addition, before the beginning of each Plan Year, the Committee may designate other Employees as eligible to participate in the Plan during such Plan Year. An Eligible Employee’s eligibility to make a Deferral Election in any given Plan Year does not guarantee that individual the right to make a Deferral Election in any subsequent Plan Year.

3.2.  Participation and Cessation of Participation. An Eligible Employee for any Plan Year may make a Deferral Election on a timely basis as described in Section 4.1, and if the Eligible Employee makes such a Deferral Election, he or she shall become a Participant and shall remain a Participant until he or she has received a distribution of his or her entire Account. A Participant in the Plan who separates from service with the Company and all of its subsidiaries and affiliates for any reason will cease to be eligible to make Deferrals under this Plan and will become entitled to distributions in accordance with Article VII.

ARTICLE IV

DEFERRAL OF COMPENSATION

4.1.  Deferral of Compensation. An Eligible Employee may elect to defer not less than 2% and not more than 50% of his or her Base Salary for a Plan Year, and not less than 2% and not more than 100% of his or her Bonus, by filing a Deferral Election in accordance with Section 4.2. Deductions will be made pursuant to such Deferral Election during any Plan Year following the first to occur of the following events: (1) such Eligible Employee’s reaching the Code Section 415 contribution limit under the Qualified Plan or (2) such Eligible Employee’s Compensation exceeding $200,000 (or such other limit as may be in effect for such Plan Year under Code Section 401(a)(17)).

Each Deferral Election made by an Eligible Employee shall include an election of the date on which the amount of such deferral (together with Earnings thereon) will be distributed. Such date shall be no earlier than January 1 of the third Plan Year following the Plan Year to which the election to defer relates.

4.2.  Deferral Elections. A Participant’s Deferral Election shall be in writing or electronic, and shall be filed with the Committee at such time and in such manner as the Committee shall provide, subject to the following:

(a)
Subject to paragraph (b) below, a Deferral Election must be made during the election period established by the Committee which period shall end no later than the day preceding the first day of the Plan Year in which such Compensation would otherwise be earned.

(b)
If an individual first becomes an Eligible Employee during a Plan Year, such individual may make a Deferral Election for such Plan Year within thirty (30) days of first becoming an Eligible Employee. Such Deferral Election shall become effective for Base Salary and Bonuses earned after the date such individual makes such Deferral Election and after the Eligible Employee’s Compensation taken into account under the Qualified Plan exceeds $200,000 (or such other limit as may be in effect under Code Section 401(a)(17)).

(c)	Subject to (d) below, all Deferral Elections shall become irrevocable as of the end of the election period, subject only to the re-deferral provisions of Section 6.2.

(d)
An individual may elect to make a new distribution election provided that he or she makes such revised distribution election by December 31, 2006 in accordance with Code Section 409A. Notwithstanding the previous sentence, an individual may not modify an election related to a distribution to be received during 2006 or cause a distribution payable after December 31, 2006 to be received during 2006.

4.3.  Account. The Committee shall maintain an Account for each Participant. Accounts shall be credited with the amount of a Participant’s Deferrals, Company Matching Credits, and Earnings gains, and shall be debited with Earnings losses and any distribution made pursuant to Article VI. Deferrals shall be credited to a Participant’s Account as soon as practicable following the date the Base Salary and Bonuses would otherwise have been paid to the Participant but for his or her Deferral Election. Company Matching Credits shall be credited to a Participant’s Account as of such dates as the Committee shall determine. A Participant’s Account shall be nonforfeitable at all times (except as otherwise provided in Section 5.3).

4.4.  Investment of Account. A Participant may direct the deemed investment of his or her Account among investment alternatives determined by the Committee from time to time (collectively, the “Measurement Funds”). Investment elections may be changed by the Participant (but only among such Measurement Funds) on such date and in such manner as determined by the Committee in its sole discretion. A Participant’s Account shall be credited or debited daily based on the performance of each Measurement Fund selected by the Participant, as though (i) the Deferrals and Company Matching Credits were invested in the Measurement Fund(s) as of the date that they are credited to the Participant’s Account; and (ii) any distributions made to the Participant that decrease the Participant’s Account balance ceased being invested in the Measurement Fund(s) on the date the distribution is made. Thereafter, the Measurement Funds that the Participant elects will be revalued daily based on the value of such funds on that date, and the percentages in which the Participant is invested in each of the Measurement Funds. If the Participant has provided no or insufficient investment directions for any part of his or her Account, that portion of the Account shall be invested as determined by the Committee.

Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Fund(s) are to be used for measurement purposes only, and the allocation of Participant’s Account to such Measurement Fund(s), and the calculation of amounts to be credited or debited to a Participant’s Account, shall not be considered or construed in any manner as an actual investment of the Participant’s Account in any such Measurement Fund(s).

4.5.  Adjustment of Participants’ Account. As of the close of each Accounting Date, the Committee shall:

(a)	First, charge to the proper Accounts all payments or distributions made since the last preceding Accounting Date.

(b)	Next, credit each Participant’s Account with any Deferrals made since the last preceding Accounting Date;

(c)	Next, credit each Participant’s Account with any Company Matching Credits made on behalf of the Participant pursuant to Section 5.1 since the last preceding Accounting Date;

(d)	Next, adjust each Participant’s Account for applicable Earnings since the last preceding Accounting Date.

4.6.  Additional Limitation on Deferral Elections. Notwithstanding anything in this Plan to the contrary, the Committee may limit a Participant’s Deferral Election if, as a result of any election, a Participant’s Compensation would be insufficient to allow the Participant to make all 401(k) deferrals permitted under the Qualified Plan or to cover taxes and withholding applicable to the Participant.

ARTICLE V

COMPANY MATCHING CREDITS

5.1.  Company Matching Credits. To the extent a Participant elects to make Deferrals pursuant to Section 4.1, the Company shall credit a Participant’s Account with Company Matching Credits in an amount equal to 100% of the first 3% of Compensation that the Participant elects to defer under the Plan pursuant to Section 4.1 and 50% of the next 3% of Compensation that the Participant elects to defer. All Company Matching Credits made under this Section 5.1 shall be invested in accordance with Section 4.3 and shall be distributed (together with Earnings thereon) on the same elected distribution date, and in the same form, as the Participant has elected for Deferrals made during the same Plan Year.

5.2.  Accounting for Company Matching Credits. Company Matching Credits made on behalf of a Participant will be recorded in a separate subaccount maintained in the Participant’s Account as of the same date that the underlying Deferral is credited to the Participant’s Account. Such subaccount will be deemed to be invested in accordance with the Participant’s Participation Agreement and will be adjusted from time to time in the same manner as described in Section 4.4.

5.3.  Vesting of Company Matching Credits. Company Matching Credits attributable to any Plan Year are nonforfeitable at all times; provided, however, if a Participant is terminated for Cause, his or her subaccount attributable to Company Matching Credits shall be forfeitable at the election of the Committee.

ARTICLE VI

TIMING AND FORM OF BENEFIT PAYMENTS

6.1.      Timing of Distribution. A Participant’s Account shall be distributed as soon as administratively practicable after the earliest of:

(a)	The deferred distribution date indicated on the Participant’s Participation Agreement in accordance with subsection 4.1;

(b)	The date that the Participant incurs a separation from service (within the meaning of Code Section 409A(a)(2)(A)(i)) with the Company and its subsidiaries;

(c)	The date that a Change in Control occurs; and

(d)	The date the Company terminates the Plan, to the extent permitted by Code Section 409A.

6.2.  One-time Redeferral Election. A Participant may make a one-time election to defer payment on commencement of any portion of a distribution under Section 6.1(a) for a period of not less than five (5) years, provided that such election must be made at least twelve (12) months in advance of the initially elected distribution date and may not take effect for at least twelve (12) months after the date the new election is made.

6.3.  Form of Distribution. Distributions from the Plan will be made in a lump sum or in a series of periodic annual installments over a period not to exceed 10 years, as elected by the Participant at the time he or she files the Participation Agreement for that Plan Year.

6.4.  Beneficiaries. A Participant may designate his or her primary Beneficiary or Beneficiaries to receive the amounts as provided herein after his or her death in accordance with the Beneficiary Designation provisions of the Participation Agreement. A Participant also may designate his or her contingent Beneficiary or Beneficiaries to receive amounts as provided herein if all primary Beneficiaries predecease the Participant or have ceased to exist on the date of the Participant’s death. Any Beneficiary designation shall apply to the Participant’s entire Account balance and shall revoke all prior designations. In the absence of such a Beneficiary designation, the Company shall pay any such amount to the Participant’s estate.

6.5.  Unforeseeable Emergency Withdrawals. Notwithstanding any provision of the Plan to the contrary, any portion of a Participant’s Account not yet distributable under subsection 6.1 may be distributed to the Participant upon his or her request if the Participant incurs an unforeseeable emergency. An unforeseeable emergency is a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or his or her spouse or dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee in its sole discretion. The amounts distributed pursuant to an unforeseeable emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Withdrawals made pursuant to this paragraph shall be paid as soon as practicable following approval by the Committee.

6.6.  Distributions to Key Employees. Notwithstanding any provision in the Plan to the contrary, no distribution shall be made to a Key Employee under Section 6.1 on account of such Key Employee’s separation from service earlier than the date which is six (6) months after the date of such Key Employee’s separation from service.

6.7.  Prohibition on Acceleration of Distribution. Except as may be permitted under Code Section 409A(a)(3), no acceleration of any distribution hereunder shall be permitted.

ARTICLE VII

ADMINISTRATION

7.1.  Committee. The Plan shall be administered by the Committee, which shall be a committee of one or more persons appointed by the Board from time to time. If the Board shall fail to appoint the Committee, the Committee shall be the Compensation Committee of the Board.

7.2.  Committee’s Rights, Duties and Powers. The Committee shall have all the powers necessary and appropriate to discharge its duties under the Plan, which powers shall be exercised in the sole and absolute discretion of the Committee, including, but not limited to, the power:

(a)
To construe and interpret the provisions of the Plan and to make factual determinations thereunder, including the power to determine the rights or eligibility under the Plan and amounts of benefits (if any) under the Plan, and to remedy ambiguities, inconsistencies or omissions, and such determinations by the Committee shall be binding on all parties.

(b)
To adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and trust agreement, if any.

(c)	To direct the payment of distributions in accordance with the provisions of the Plan.

(d)
To employ agents, attorneys, accountants, actuaries or other persons (who also may be employed by the Company) and to delegate to them such powers, rights and duties as the Committee may consider necessary or advisable to carry out the administration of the Plan.

(e)
To appoint an investment manager to manage (with power to acquire and dispose of) the assets of the Company that may be used to satisfy benefit obligations under the Plan, and to delegate to any such investment manager all of the powers, authorities and discretions granted to the Committee hereunder or to the trustee of any under Trust established to pay benefits under the Plan.

7.3.  Interested Committee Member. If a member of the Committee is also a Participant in the Plan, such Committee member may not decide or determine any matter or question concerning his or her participation in the Plan, unless such decision or determination could be made by the Committee member under the Plan if the Committee member were not serving on the Committee.

7.4.  Expenses. All costs, charges and expenses reasonably incurred by the Committee will be paid by the Company. No compensation will be paid to a member of the Committee as such.

7.5.  Claims. Claims for benefits under the Plan shall be made in writing to the Committee or its duly authorized delegate. If the Committee or such delegate wholly or partially denies a claim for benefits, the Committee or, if applicable, its delegate shall, within a reasonable period of time, but no later than ninety (90) days after receipt of the claim, notify the claimant in writing or electronically of the adverse benefit determination. Notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant and shall contain:

(a)	the specific reason or reasons for the adverse benefit determination,

(b)	a specific reference to the pertinent Plan provisions upon which the adverse benefit determination is based,

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary, and

(d)
an explanation of the Plan’s review procedure and the time limits applicable to such procedure including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination.

If the Committee or its delegate determines that an extension of time is necessary for processing the claim, the Committee or its delegate shall notify the claimant in writing of such extension, the special circumstances requiring the extension and the date by which the Committee expects to render the benefit determination. In no event shall the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. If notice of the denial of a claim is not furnished in accordance with this paragraph (a) within ninety (90) days after the Committee or its duly authorized delegate receives it (or within one hundred and eighty (180) days after such receipt if the Committee or its delegate determines an extension is necessary), the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage described below.

Within sixty (60) days after the claimant receives the written or electronic notice of an adverse benefit determination, or the date the claim is deemed denied pursuant to the preceding paragraph, or such later time as shall be deemed reasonable in the sole discretion of the Committee taking into account the nature of the benefit subject to the claim and other attendant circumstances, the claimant may file a written request with the Committee that it conduct a full and fair review of the adverse benefit determination, including the holding of a hearing, if deemed necessary by the Committee. In connection with the claimant’s appeal of the adverse benefit determination, the claimant may review pertinent documents and may submit issues and comments in writing. The Committee shall render a decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary) require an extension of time for processing, in which case the sixty (60) day period may be extended to one hundred and twenty (120) days. The Committee shall notify the claimant in writing of any such extension, the special circumstances requiring the extension, and the date by which the Committee expects to render the determination on review. The claimant shall be notified of the Committee’s decision in writing or electronically. In the case of an adverse determination, such notice shall:

(a)	include specific reasons for the adverse determination,

(b)	be written in a manner calculated to be understood by the claimant,

(c)	contain specific references to the pertinent Plan provisions upon which the benefit determination is based,

(d)
contain a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and

(e)	contain a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

7.6.  Reports. The Committee shall provide the Participant with a statement reflecting the amount of the Participant’s Account at least quarterly.

7.7.  No Liability. No employee, agent, officer, trustee, member, volunteer or director of the Company shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act be made in good faith.

ARTICLE VIII

AMENDMENT AND TERMINATION

The Company, by action of its Board, may amend, alter, modify or terminate this Plan at any time, provided that no such amendment, alteration, modification or termination shall reduce the balance in any Participant’s Account in whole or in part. Upon termination of the Plan, Accounts may, at the discretion of the Committee, be distributed to Participants if the Committee determines that such distributions will not violate the provisions of Code Section 409A.

ARTICLE IX

MISCELLANEOUS

9.1.  Unfunded Plan. The Plan shall at all times be entirely unfunded and, except as provided in the following paragraph, no provision of this Plan shall at any time be made with respect to segregating any assets of the Company or any other Employer for payment of any benefits hereunder. Participants and Beneficiaries shall at all times have the status of general unsecured creditors of the Employers, and neither Participants nor Beneficiaries shall have any rights in or against any specific assets of the Employers. The Plan constitutes a mere promise by the Employers to make benefit payments in the future.

The Company may establish a reserve of assets to provide funds for the payment of benefits under the Plan. Such reserve may be through a trust account and such reserve shall, at all times, be subject to the claims of general creditors of the Employers and shall otherwise be on such terms and conditions as shall prevent taxation to Participants and Beneficiaries of any amounts held in the reserve or credited to an account prior to the time payments are made. No Participant or Beneficiary shall have any ownership rights in or to any reserve.

9.2.  Non-Assignability of Benefits. Neither any Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. Such amounts shall not be subject to seizure by any creditor of a Participant or any Beneficiary hereunder, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy or insolvency of any Participant or any Beneficiary hereunder. Any such attempted assignment or transfer shall be void and shall terminate the Participant’s participation in this Plan, and the Company then may pay the benefits hereunder as if the Participant had terminated employment.

9.3.  Impact on Other Benefits. Except as otherwise required by the Code or any other applicable law, this Plan and the benefits provided herein are in addition to all other benefits which may be provided by the Company to the Participants from time to time, and shall not reduce, replace or otherwise cause any reduction, in any manner, with regard to any of such other benefits.

9.4.  Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by the Company or any Participant or Beneficiary shall be in writing, and shall be signed by the person or entity giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the principal office of the Company, or if to a Participant or Beneficiary to such individual or entity’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.

9.5.  Tax Withholding. The Company shall have the right to deduct from all deferrals, credits and payments made under this Plan any federal, state or local taxes required by law to be withheld with respect to such deferrals, credits and payments.

9.6.  Successors and Assigns. The rights, privileges, benefits and obligations under the Plan are intended to be, and shall be treated as, legal obligations of and binding upon the Employers and their successors and assigns, including successors by merger, consolidation, reorganization or otherwise.

9.7.  Governing Law. This Plan shall be governed by and construed in accordance with the internal laws of the State of Illinois, to the extent not preempted by the laws of the United States.

IN WITNESS WHEREOF, the Company has executed and adopted this Plan as of the Effective Date.

WMS INDUSTRIES INC.

By:	/s/ Brian R. Gamache
Its:	President and Chief Executive Officer